CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 15 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 8, 1999, relating to the financial statements and financial highlights appearing in the September 30, 1999 Annual Report to Shareholders of Brandywine Fund and Brandywine Blue Fund, portions of which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
November 30, 1999